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TREVENA, INC.

EMPLOYEE EMPLOYMENT AGREEMENT

This Agreement is entered as of May 14, 2018 by and between Trevena, Inc. (the “Company”), a Delaware corporation, and Robert Yoder.

WHEREAS, the Company desires to employ Employee to provide personal services to the Company, and Employee wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Duties and Scope of Employment.

(a) Positions and Duties.  Effective as of June 4, 2018, Employee will serve as Vice President, Sales and Commercial Operations of the Company.  Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position within the Company, as will reasonably be assigned to Employee by the Company’s Executive Vice President and Chief Operating Officer, to whom Employee will report.  The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Employee will perform

Employee’s duties faithfully and to the best of Employee’s ability and will devote Employee’s full business efforts and time to the Company.  For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Chief Executive Officer.  Nothing in this Agreement or elsewhere shall prevent Employee from managing his personal investment and affairs, or from engaging in charitable and community affairs, so long as such activities do not either individually or in the aggregate interfere with the performance of his duties for the Company.

2. At-Will Employment.  The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Employee’s at-will employment status may not be changed except by way of written agreement signed by Employee and an authorized officer of the Company.

3. Compensation.
(a) Base Salary. During the Employment Term, the Company will pay Employee an initial annualized salary of $310,000 as compensation for services.  The Base Salary shall be paid in equal installments in accordance with the Company’s normal payroll practices and subject to required withholding and deductions.  The Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

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(b) Bonus.  Subject to the terms and conditions set forth in the Trevena, Inc. Incentive Compensation Plan (the “Plan”), Employee may be eligible to receive an annual bonus in a target amount of 30% of the Base Salary, subject to, among other things, the achievement of corporate and individual performance objectives that will be established and assessed by the Company (the “Target Bonus”).  For 2018, such individual objectives will be established within the first thirty (30) days after the Effective Date.  For each subsequent calendar year, these individual objectives generally will be established within 90 days after the start of such calendar year.  For 2018, Employee shall be eligible for the full year bonus target based on the company performance factor, subject to the terms and conditions of the Plan.  The Company reserves the right to modify the terms of the Plan, the Target Bonus and other components of bonus compensation and criteria from year to year.

(i) Equity Award.  Upon the approval of the Company’s Board of

Directors or its designee, you will be granted an option to purchase 47,500 shares of the Company’s Common Stock (as adjusted for stock splits, combinations, recapitalizations and the like after the date of this letter) at a strike price and with vesting terms to be determined by the Company’s Board of Directors.  The stock option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Equity Incentive Plan, as amended, and the applicable option grant agreement.  At the time of annual performance reviews, you may be considered for additional equity awards.  The purchase and sale of Trevena common stock (including the exercise and sale of

Company stock options) will be subject to the Company’s Insider Trading and Window Period Policy.

Company Policies and Employee Benefits.  During the Employment Term, Employee will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior employees of the Company, including, without limitation, any such group medical, dental, vision, disability, life insurance, and flexible-spending account plans.  All matters of eligibility for coverage and benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4. Vacation. While employed pursuant to this Agreement, Employee shall be eligible to take vacation subject to the Company’s vacation policy.

5. Expenses.  The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy.

6. Termination of Employment.  The provisions of this Section 7 govern the amount of compensation or benefit, if any, to be provided to Employee upon termination of employment and do not affect the right of either party to terminate the employment relationship at any time for any reason.

(a) Termination for other than Cause, Death or Disability. If at any time (x) the

Company terminates Employee’s employment with the Company other than for Cause (as defined below), death or disability, or (y) Employee terminates his employment under this Agreement for

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Good Reason, then, subject to Section 8, Employee will be entitled to receive, less applicable withholdings and deductions:

(i) an amount equal to six (6) months of his annualized Base Salary in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

(ii) (A) a pro-rata bonus for the calendar year of termination, determined by multiplying Employee’s Target Bonus for such year (assuming employment for the entire year) by a fraction whose numerator is the number of days that Employee was employed during such year and whose denominator is the total number of days in such year, payable within 60 days following the date of Employee’s termination of employment;

  (B)  to the extent not already paid, a cash incentive award under the

Company’s Incentive Compensation Plan or any similar incentive plan (the “ICP”) related to the fiscal year immediately preceding the year of termination in an amount as determined by the Board or the Compensation Committee, as the case may be, in its sole judgment and discretion;

(iii) if Employee timely elects continued coverage under COBRA for Employee and Employee’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Employee’s health insurance coverage in effect for Employee and Employee’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) six (6) months from the effective date of such termination, (B) the expiration of Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period;

 and

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(iv) accelerated vesting as to that number of unvested shares subject to  any outstanding equity awards held by Employee at the time of termination that would have otherwise vested if Employee had remained a Company employee for six (6) months following the termination date.

(b) Termination In Connection With or Following a Change of Control. In the

event that either (x) the Company terminates Employee’s employment with the Company other than for Cause, death or disability (A) within the thirty (30) day period prior to a Change of Control, or (B) within the period between the Company’s execution of a letter of intent for a proposed Change of Control which proposed Change of Control is later consummated (a “Designated Change of Control”) and the consummation of such Designated Change of Control, or (C) within the twelve (12) month period after a Change of Control, or (y) Employee resigns for Good Reason within twelve (12) months after a Change of Control, then, in addition to the payments set forth in Section 7(a) above, and subject to Section 8 below, Employee shall also be entitled to, less applicable withholdings and deductions:

(i) an amount equal to nine (9) months of Employee’s annualized Base Salary in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

(ii) (A) a pro-rata bonus for the calendar year of termination, determined by multiplying Employee’s Target Bonus for such year (assuming employment for the entire year) by a fraction whose numerator is the number of days that Employee was employed during such year and whose denominator is the total number of days in such year, payable within 60 days following the date of Employee’s termination of employment;

 (B) to the extent not already paid, a cash incentive award under the ICP related to the fiscal year immediately preceding the year of termination in an amount as determined by the Board or the Compensation Committee, as the case may be, in its sole judgment and discretion;

(iii) an amount equal to 75% of Employee’s Target Bonus in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

(iv) if Employee timely elects continued coverage under COBRA for Employee and Employee’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Employee’s health insurance coverage in effect for Employee and Employee’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) nine (9) months from the effective date of such termination, (B) the expiration of

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Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance

Payment”), for the remainder of the COBRA Payment Period; and

(v) immediate and full accelerated vesting of all unvested shares subject to any outstanding equity awards held by Employee at the time of termination; provided,  however, that such acceleration shall not be interpreted to extend the post-termination exercise period of any stock option held by Employee at the time of termination, unless otherwise approved by the Board.

(c) Termination for Cause, Death or Disability; Voluntary Termination.  If Employee’s employment with the Company terminates voluntarily by Employee (other than for Good Reason as set forth in the preceding subsection (b)), for Cause by the Company or due to Employee’s death or disability, then (i) all vesting will terminate immediately with respect to Employee’s outstanding equity awards, (ii) all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned).

(d) Termination by Mutual Consent.  If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

7. Conditions to Receipt of Benefits under Section 7.
(a) Release of Claims. The receipt of any payment or benefit pursuant to Section 7 will be subject to Employee signing and not revoking a release and waiver of all claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the “Release and Waiver”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment.  No payment or benefit pursuant to Section 7 will be paid or provided until the Release and Waiver becomes effective.

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(b) Other Conditions. The receipt of any payment or benefits pursuant to Section 7 will be subject to Employee not violating the PIIA (as defined below), returning all Company property, and complying with the Release and Waiver; provided, however, that Company must provide written notice to Employee of the condition under this Section 8(b) that could prevent the disbursement of any payment or benefits under Section (7) within thirty (30) days of the initial existence of such condition and such condition must not have been remedied by Employee within thirty (30) days of such written notice.  Employee understands and agrees that payment or benefits received pursuant to Section 7 are in lieu of and not in addition to any severance or similar benefits that may be provided to other employees of the Company pursuant to a Company policy or plan.

(c) Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 7 above that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A.  Pay pursuant to Section 7 above, to the extent of payments made from the date of termination of Employee’s employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section

1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination of service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that, if  Employee is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such termination from employment, payments be delayed until the earlier of six months after termination of employment or Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”).  Notwithstanding any other payment schedule set forth in herein, none of the payments under Section 7 will be paid or otherwise delivered prior to the effective date of the Release and Waiver.  Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding sentence, on the first regular payroll pay day following the effective date of the Release and Waiver, the Company will pay Employee the payments Employee would otherwise have received under Section 7 on or prior to such date but for the delay in payment related to the effectiveness of the Release and Waiver, with the balance of the payments being paid as originally scheduled.  Notwithstanding anything to the contrary set forth herein, if any of the payments or benefits set forth in Section 7 constitute “deferred compensation” within the meaning of Section 409A of the Code and the period during which Employee may review, execute and revoke the Release and Waiver

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begins in one taxable year and ends in a second taxable year, such payments and benefits shall commence or be made in the second taxable year.

(d) Cooperation With the Company After Termination of Employment. Following

termination of the Employee’s employment for any reason, upon request by the Company, Employee will fully cooperate with the Company (at the Company’s reasonable expense) in all matters reasonably relating to the winding up of pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

8. Definitions.
(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty by Employee in connection with Employee’s responsibilities as an employee, (ii) Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Employee’s gross misconduct, (iv) Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of nondisclosure as a result of Employee’s relationship with the Company, or (v) Employee’s willful breach of any obligations under any written agreement or covenant with the Company.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; provided, however; that sales of equity or debt securities to investors primarily for capital raising purposes shall in no event be deemed a Change of Control; or

(ii) a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors.  “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); provided, however; that no change in the composition of the Board in connection with the sale of equity or debt securities to investors primarily for capital raising purposes shall be deemed a Change of Control; or

(iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the

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Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) Good Reason.  For purposes of this Agreement, a resignation for “Good Reason” is defined as the resignation by Employee within thirty (30) days following the end of the Cure Period (defined below), if any of the following events occur without Employee’s express written consent following a Change of Control:  (i) the Company reduces the amount of the Base Salary, other than pursuant to a reduction that also is applied to substantially all other employees of the Company, (ii) the Company fails to pay the Base Salary or other benefits required to be provided by the Company hereunder, (iii) the Company materially reduces Employee’s core functions, duties or responsibilities in a manner that constitutes a demotion, or (iv) any change of Employee’s principal office location to a location more than thirty (30) miles from the Company’s office at 1018 West 8th Avenue, King of Prussia, PA; provided, however, that Employee must provide written notice to the Company of the condition that could constitute “Good Reason” within thirty (30) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice (the “Cure Period”).

9. Confidential Information.  Employee agrees to enter into the Company’s standard Employee Proprietary Information, Inventions and Non-Solicitation Agreement (the “PIIA”), in substantially the form attached hereto as EXHIBIT B, upon commencing employment hereunder.

10. No Conflict with Existing Obligations.  Employee represents that his performance of all the terms of this Agreement and, as an Employee officer of the Company, do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services.  Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

11. Parachute Payments.

(a) If any payment or benefit Employee would receive pursuant to a Change of

Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment

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being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards unless Employee elects in writing a different order for cancellation.

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. (c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

12. Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

13. Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a nationally recognized commercial overnight service, specifying next day delivery, with written verification of receipt, or (iii) four (4) days after being mailed by registered or

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certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

955 Chesterbrook Boulevard, Suite 200, Chesterbrook, PA 19087 Attention: General Counsel If to Employee:

at the last residential address known by the Company.

14. Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration.
(a) Arbitration. In consideration of Employee’s employment with the Company,

the Company and Employee agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the

Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s employment with the Company or the termination of Employee’s employment with the Company, including any breach of this Agreement, but not including those arising out of, relating to, or resulting from the PIAA, will  be subject to binding arbitration.  Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, discrimination or wrongful termination and any statutory claims.  Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(b) Procedure.  Employee agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (“the Rules”).  Employee agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules.

(c) Remedy. Except as provided by this Agreement and by the Rules, including any provisional relief offered therein, arbitration will be the sole, exclusive and final remedy for any dispute between Employee and the Company.  Accordingly, except as provided for by the Rules and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the workers’ compensation board.

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This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

(e) Voluntary Nature of Agreement.  Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that  Employee is waiving Employee’s right to a jury trial.  Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.

16. Integration.  This Agreement, together with the PIIA and the other documents referred to in this Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17. Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

20. Acknowledgment.  Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Employee’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TREVENA, INC.

5/14/2018

By:     Date:

Vice President, HR

Vice President, HR

Title:

EMPLOYEE:

5/15/2018

  Date:

Robert Yoder

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EXHIBIT A

Form of Release and Waiver

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement of [_________], to which this form is attached, I, [_________], hereby furnish TREVENA, INC. (the “Company”), with the following release and waiver of claims (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including, but not limited to, the State of Pennsylvania or any subdivision thereof; and any public policy, contract, tort, or common law.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection

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Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Employee Proprietary Information,

Inventions and Non-Solicitation Agreement (the “PIIA”).  Pursuant to the PIIA I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my PIIA.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: __________________ By:

EXHIBIT B

PIIA

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TREVENA, INC.

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by TREVENA, INC., a Delaware corporation, its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Employee Proprietary Information, Inventions and Non-Solicitation Agreement (the

“Agreement”) and agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure.  I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2 Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, samples, compounds, extracts, media, vectors, cell lines, procedures and formulations for producing any such samples, compounds, extracts, media, vectors or cell lines, and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal  . services and operational manuals,  methods of conducting Company business, suppliers and supplier information and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.

Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3 Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”).  During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 Term of Nondisclosure Restrictions.  I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENT OF INVENTIONS.
2.1 Proprietary Rights. The term

“Proprietary Rights” shall mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.

2.2 Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on EXHIBIT  A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in EXHIBIT  A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on EXHIBIT A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3 Assignment of Inventions.  Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Unassigned or Nonassignable

Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep Company

Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.   In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including

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without limitation the United States, as directed by the Company.

2.7 Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5. NO SOLICITATION OF EMPLOYEES,

CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR

POTENTIAL CUSTOMERS.    I agree that during the period of my employment and for the twelve (12) month period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

5.2 hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact; or

5.3 solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), or any consultant or independent contractor with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was or should have been aware.

6. REASONABLENESS OF RESTRICTIONS.

6.1 I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7. NO CONFLICTING AGREEMENT OR

OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

8. RETURN OF COMPANY PROPERTY.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

9. LEGAL AND EQUITABLE REMEDIES.

9.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

9.2 I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.

9.3 In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

10. NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

11. PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYERS OR BUSINESS ASSOCIATES OF EMPLOYEE.

11.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

11.2 I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

12. GENERAL PROVISIONS.

12.1 Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania as such laws are applied to agreements entered into and to be performed entirely within Pennsylvania between Pennsylvania residents.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Pennsylvania for any lawsuit filed there against me by the Company arising from or related to this Agreement.

12.2 Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical

 2.

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scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3 Successors and Assigns.  This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4 Survival.  The provisions of this Agreement shall survive the termination of my employment, regardless of the reason,  and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5 Employment At-Will.  I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

12.6 Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

12.8 Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.    I HAVE COMPLETELY FILLED OUT EXHIBIT  A TO THIS AGREEMENT.

5/15/2018

Signature:

Dated:  ________________

Dated:  ________________

 Robert Yoder

Printed Name:

ACCEPTED AND AGREED TO:

TREVENA, INC.

By:

Title: SVP, General Counsel & CAO

Address:  955 Chesterbrook Blvd, Suite  200

 Chesterbrook, PA 19087

Dated:   ________________5/15/2018

 3.

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EXHIBIT A

PREVIOUS INVENTIONS

TO: Trevena, Inc.

Robert Yoder

FROM:

DATE:  5/15/2018

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Trevena, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

X No inventions or improvements.

 See below:

none to report

N/A

N/A

 Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies) Relationship

1.  N/a N/A   N/A 2.  N/A  N/A  N/A

3.

 Additional sheets attached.

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 A-1.